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☐ Soliciting Material Pursuant to §240.14a-12
JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note: Below is a letter that Jabil Circuit, Inc. sent to Fidelity Investments on January 12, 2011.
January 12, 2011
Talon Torressen
Fidelity Investments
1 Spartan Way, TS1E
Merrimack, NH 03054
Dear Mr. Torressen:
Thank you for taking the time to speak with us on January 6, 2011 regarding our proposed 2011 Stock Incentive Plan and the areas that do not meet Fidelity’s guidelines. We hope this letter will satisfy Fidelity’s outstanding issues.
We understand that Fidelity’s guidelines require that stock plans have written into the plan a minimum vesting period of 3 years for any time-based stock award and 1 year for any performance-based stock award. We also understand that under Fidelity’s guidelines: 1) there is an allowance for 5% of the shares available for issuance under the plan to not meet these minimum vesting periods; and 2) that equity grants to directors may be excluded from these minimum vesting periods without counting against the 5% allowance. Jabil is willing to inform the Board of Director’s Compensation Committee of Fidelity’s guidelines and ask that they consider implementing these changes to comply with your guidelines. We will make this proposal within the next twelve months.

Sincerely,
/s/ Beth Walters
Beth Walters
Senior Vice President, Investor Relations & Communications